Exhibit 99.1

Press Release
October 18, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

OmniSource Corporation Sues Marion County Prosecutor Carl Brizzi

FORT WAYNE, INDIANA, October 18, 2010 - Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its wholly —owned subsidiary, OmniSource-Indianapolis LLC, has filed a lawsuit in Marion Superior Court in Indianapolis against Carl Brizzi, the Prosecutor of Marion County, seeking to force him to return $277,508 in cash seized on February 23, 2009 in connection with a police search of OmniSource’s Indianapolis scrap yards.

The pretext for the search were allegations that OmniSource was knowingly purchasing stolen scrap metal.  OmniSource has never done any such thing.  To the contrary, OmniSource has been, and continues to be, the established scrap industry leader in developing and implementing anti-theft programs and training for both its employees and for the law enforcement community. These programs are designed to assist in the identification of potentially stolen property and, in such instances, to require its employees to take extra precaution to try to ascertain the seller’s authority to sell the property and, if the property turns out to have been stolen, to work with law enforcement to prosecute the thief.

In fact, when OmniSource entered the Indianapolis market in 2006, it provided anti-theft training for Indianapolis Metropolitan Police Department officers at its own expense and even hired 51 off-duty Indianapolis police officers to provide security and advice at all of its Indianapolis facilities. And with the help of OmniSource’s employees, those officers identified and arrested dozens of suspected metal thieves.

“We regret that we have been forced to initiate this action,” said Mark Millett, OmniSource’s President, “but, after almost 20 months, it has become clear that this action by the Prosecutor has never really been about a legitimate concern about metal theft in Marion County or about a desire for accuracy or justice.  It has become quite apparent that the Prosecutor’s real motivation was about headlines and a money grab, threatening OmniSource with forfeiture of all of OmniSource’s Indianapolis facilities.”

To assist him with his plan, the Prosecutor hired a private lawyer, Greg Garrison, to organize and pursue the investigation against OmniSource and promised to pay Garrison a percentage of anything Garrison can extract from OmniSource.

Ben Eisbart, OmniSource’s Vice President and Corporate Compliance Officer, explained that “We engage in hundreds of thousands of scrap purchases each year with the best trained anti-theft staff and operating procedures in the industry. How could anyone seriously suggest that OmniSource intended to purchase stolen scrap metal when OmniSource annually devotes hundreds of hours and spends hundreds of thousands of dollars attempting to prevent metal theft and works cooperatively with the police to create an atmosphere at all OmniSource scrap yards that metal thieves are not only not welcome but will be prosecuted.”

OmniSource’s lawsuit also contends that Prosecutor Brizzi’s forfeiture practices are illegal and unconstitutional and contrary to established standards of conduct for prosecutors, in that he has enlisted a private lawyer to direct a forfeiture case in which he has a direct financial interest.

OmniSource’s parent, OmniSource Corporation, headquartered in Fort Wayne, Indiana, is one of the largest metal recyclers in North America, with scrap yards in 9 states and in more than 50 communities, from many of which it has received commendations for its anti-theft programs and law enforcement cooperation. OmniSource-Indianapolis employs over 230 area residents and has an annual payroll of approximately $9,350,000.

Contact:  Larry Mackey or Jason Barclay, Barnes & Thornburg LLP     (317) 231-7236